Exhibit No. 21.1

SUBSIDIARY OF REGISTRANT

As of December 31, 2015

1)	PHI Capital Holdings, Inc.
Percentage of ownership: 100%
Business activity: Consulting and M&A advisory services.

2)	Cornerstone Biomass Corporation
Percentage of ownership: 51%
Business activity: Biomass; Wood pellets.